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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our reports as of the dates and relating to the financial statements of the companies listed below, which appear in such
Prospectus:

               COMPANY                                     DATE OF REPORT
               -------                                     --------------
The Pet Practice, Inc. ...................................  March 22, 1996

Professional Veterinary Hospitals of America, Inc. .......  March 29, 1995

We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Philadelphia, PA
June 20, 1996